Horizon Energy Partners, LLC

2458 167th Street

Fairfield, IA 52556

______________________________________________________________________________

MEMORANDUM

December 18, 2015

To:      Members

From:  CEO

Re:      Dorset Update

Horizon Energy Partners, LLC, through its wholly-owned subsidiary Southwestern Resources Ltd. (“Southwestern”) owns the following interests in the Dorset area of southern England:

1. A 10% interest in offshore license P1918, with an option to acquire an additional 65% interest by electing, prior to April 30, 2016, to drill a well on the license.

2. A 50% interest in applications submitted to the Oil & Gas Authority (“OGA”) pursuant to the UK 14th onshore license round.

The Dorset area is located just south of and adjacent to the giant Wytch Farm oil field (1), the largest onshore oil field in Western Europe, which has produced approximately 500 million barrels of oil and 175 billion cubic feet of natural gas since first production in 1979.  Both the areas in which Southwestern has an interest are directly in the migration fairway of the rich, Liassic oil source “kitchen” to the south which has sourced the Wytch Farm oil field.  A total of seven wells have previously been drilled within the P1918 license area, including the first UK offshore well in 1963 on Lulworth Banks. Six of these wells encountered oil or gas shows and three flowed oil or gas on test. For various reasons, none of these have been developed.

In regard to license P1918, which comprises approximately 26,000 acres, Southwestern and partners recently completed a merge and pre-stack depth migration reprocessing of two existing 3-D seismic surveys within the license area. The results confirm and enhance the previous interpretation of two structural features within the license in which historical wells have discovered hydrocarbons.  Subject to further interpretation, Southwestern management believes at least 20 million barrels of recoverable prospective oil resources are contained in the larger structural feature known as Colter. Southwestern is currently in the process of identifying industry participants to drill a well into the largest of these features on attractive terms to Southwestern.  Further, in January 2016, Southwestern and partners will be acquiring a new 2-D line which will “tie” the onshore and offshore data sets.  If this data confirms the current interpretation, it will high-grade another offshore hydrocarbon prospect that can be drilled from an onshore location.  Based on internal, prospective resource calculations, all of these prospects will be very commercially economic, even in the current energy commodity price environment.

In regard to the 14th licensing round applications, on December 17, 2015, the OGA awarded Southwestern and partners two blocks within its application area, comprising over 2,000 acres. One will afford access to Southwestern and partners to a land surface location that will enable them to drill a well from the onshore to the offshore, pending the results of the 2-D tie line mentioned above. The work program going forward on the newly awarded blocks will include the acquisition of a new 3-D seismic survey to more clearly delineate the traps comprising the pre-existing leads generated with older 2-D seismic data.

The Dorset area is highly prospective for commercial oil and gas discoveries and Southwestern will be diligently pursuing all potential opportunities on its holdings.

1. The Wytch Farm field was discovered by the British Gas Corporation in December 1973 and began producing oil in 1979. As part of the privatization of British Gas (London Stock Exchange: BG) in the 1980’s, Wytch Farm was sold to British Petroleum (NYSE: BP) which took over as operator in 1984. Over almost three decades, BP enhanced the development of the field by employing modern technology primarily in the geoscience and engineering areas. In May 2011, BP sold its majority interest in Wytch Farm to Perenco, a private independent oil and gas company.